UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2004

Hanmi Financial Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30421 (Commission File Number)	95-4788120 (IRS Employer Identification No.)

3660 Wilshire Boulevard Los Angeles California (Address of Principal Executive Offices)		90010 (Zip Code)

Registrant’s telephone number, including area code: (213) 351-9210

Not applicable

(Former name of former address, if changed since last report)

Check the appreciate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers

     On November 4, 2004, Hanmi Financial Corporation (the “Company”) announced the appointment of Dr. Sung Won Sohn (59) to serve as the President and Chief Executive Officer of the Company and its wholly owned subsidiary, Hanmi Bank, beginning on January 3, 2005. Dr. Sohn will replace Mr. Jae Whan Yoo, the Company’s current President, Chief Executive Officer and Director, who will continue to serve until December 31, 2004.

     During the past five years, Dr. Sohn has served as an Executive Vice President and Chief Economic Officer of Wells Fargo Banks.

     The material terms of employment with Dr. Sohn are as follows: (1) annual base salary of $550,000 (adjusted annually for inflation), (2) annual cash incentive bonus in an amount not to exceed 125% of base salary, with the actual amount based on the achievement of financial and other performance objectives established by the Compensation Committee of Hanmi’s Board of Directors, (3) stock options to purchase a total of 175,000 shares of Hanmi’s common stock (one grant for 75,000 shares and the other for 100,000 shares) with vesting in equal annual installments of 16.66%, (4) a restricted stock grant of 50,000 shares of Hanmi’s common stock with vesting in equal annual installments of 20%, (5) eligibility to participate in Hanmi’s various employee benefit plans, including supplemental life insurance and disability insurance benefits, and certain executive benefits (e.g., an automobile allowance) to enable Dr. Sohn to perform his duties more effectively, and (6) reimbursement of certain relocation expenses. In the first year of employment, his annual cash incentive bonus will be no less than 50% of base salary.

     Dr. Sohn will also be eligible for two additional option grants, each in the amount of 100,000 shares of Hanmi’s common stock, in the event that he doubles and then quadruples Hanmi’s stock price or earnings per share from their current levels.

     If Dr. Sohn’s employment is terminated without cause or he is constructively terminated, then, in exchange for a release of claims and continuing compliance with various restrictive covenants (e.g., confidentiality, non-solicitation, non-compete), Dr. Sohn will be entitled to the following severance benefits: (1) base salary for the remainder of the contract term, (2) continued vesting of all stock awards, and (3) payment of health insurance benefits for the remainder of the contract term or until he becomes eligible for other employer-provided health insurance. Amounts earned by Dr. Sohn after termination of employment will reduce any cash severance otherwise payable by Hanmi. In the event of Dr. Sohn’s death or disability, the vesting on the restricted stock grant and 75,000 share option shall accelerate in full. In all other cases, the vesting on the restricted stock grant and 75,000 share option shall continue in installments. If no termination of employment occurs earlier, this arrangement will expire on January 3, 2011.

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     In the event of a change in control of the ownership of Hanmi, if Dr. Sohn’s employment is terminated without cause or he is constructively terminated upon or within 13 months following the change in control, he will receive the same benefits as described in the preceding paragraph with the following changes: (1) the cash portion of the severance benefits will be paid in a lump sum and (2) all of the unvested shares under any outstanding stock awards will be immediately vested. In addition, Dr. Sohn will be paid a lump sum cash bonus equal to the average of his annual cash incentive bonuses for the preceding three years.

     Dr. Sohn will serve as a member of the Board of Directors of the Company and Hanmi Bank when his employment commences on January 3, 2005. The board committees to which Dr. Sohn will be named have not been determined at this time.

Item 9.01 Exhibits — See copy of the Press Release filed on November 4, 2004, issued by Hanmi Financial Corporation

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2004	Hanmi Financial Corporation
	By:	/s/ Michael Winiarski
Michael Winiarski
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release, dated November 4, 2004, issued by Hanmi Financial Corporation